Exhibit 10.01

[CSI LETTERHEAD]

April 23, 2008

Andrew Barron Worden Barron Partners LP 730 Fifth Avenue, 25th Floor New York, NY 10019	Nancy K. Hedrick Beverly N. Hawkins Thomas P. Clinton William J. Buchanan Computer Software Innovations, Inc.
Joe G. Black 204 Mt. Calvary Church Road Easley, SC 29642	900 East Main Street, Suite T Easley, SC 29640

Re:	Extension of Subordinated Notes and Waiver

Ladies and Gentlemen:

Each of you is the holder of a separate Subordinated Promissory Note dated February 11, 2005 payable by Computer Software Innovations, Inc. (the “Company”) in the original principal amount of $1,875,200.00 in the case of Barron Partners LP and $375,000.00 in the case of all individual holders (collectively, the “Notes” and each a “Note”). The remaining principal amount owing on the Notes as of the date of this letter is $1,125,200.00 in the case of Barron Partners LP and $225,040.00 in the case of all individual holders. The Notes were due and payable in full on May 10, 2006. After consulting with the holders of the Notes (the “Noteholders”), the Company refrained from paying the remaining principal balance of the Notes at maturity and, accordingly, the Notes subsequently have been in default. Since the May 10, 2006 maturity, the Company has paid all accrued interest due and payable to date at the default rate of fifteen percent (15%) per annum (the “Default Rate”).

Following recent discussions with each of you, the Company is proposing the following amendments, payments and waiver with respect to the Notes (collectively, the “Amendment and Waiver”):

1. The maturity date of each of the Notes will be extended from May 10, 2006 until March 31, 2009 (the “New Maturity Date”), on which date all principal and accrued interest on the Notes will be due and payable in full.

2. As a result of the extension of the Notes described in paragraph 1 above, the Notes will no longer be in default with respect to principal payments. Further, each Noteholder hereby waives any existing or past default based on the Company failing to make any payment of interest or principal when due.

3. Despite the Notes no longer being in default, the Notes will continue to bear interest at the Default Rate until the New Maturity Date.

4. The Company within ten (10) days of the date of this letter will make principal payments on the Notes (the “Principal Payments”), $150,000.00 in the case of the Note held by Barron Partners LP and $30,000.00 each in the case of the other Noteholders.

To evidence your agreement with the Amendment and Waiver of the Notes set forth above, please execute this letter in the signature space provided below and return the executed letter to me as soon as possible by facsimile or email. Upon receiving signed letters from all of the Noteholders, the Company will make the applicable Principal Payments to each of you. The Amendment and Waiver shall become effective with respect to a particular Note only when the Noteholder receives his or her agreed Principal Payment.

Please call me if you have any questions.

Sincerely,

/s/ David D. Dechant
David D. Dechant
Chief Financial Officer

BARRON PARTNERS LP

By:	Baron Capital Advisors LLC,
Its General Partner

By:	/s/ Andrew Barron Worden
Andrew Barron Worden,
Managing Member

/s/ Nancy K. Hedrick
Nancy K. Hedrick

/s/ Beverly N. Hawkins
Beverly N. Hawkins

/s/ Thomas P. Clinton
Thomas P. Clinton

/s/ William J. Buchanan
William J. Buchanan

/s/ Joe G. Black
Joe G. Black